Exhibit 99.1
Ascent Industries Eliminates $2.1M in Costs, Further Strengthening Earnings Profile as Pure-Play Specialty Chemicals Platform

Schaumburg, Illinois, November 17, 2025 – Ascent Industries Co. (NASDAQ: ACNT) today announced that its sale-leaseback partner, STORE Master Funding XII, LLC, has entered into an agreement to assign the lease for the Company’s former tubular facility in Munhall, Pennsylvania to a new tenant. The assignment removes approximately $2.1 million in annualized facility-related costs including rent, taxes, utilities, and insurance, previously associated with the idled site.

“Ascent is executing with urgency and intent,” said Bryan Kitchen, President and Chief Executive Officer. “Removing this legacy cost immediately strengthens our earnings profile and cash-flow while we accelerate the growth of our Chemicals-as-a-Service platform.”

Kitchen added, “Our momentum is real. We’re winning new projects, scaling our business model, and expanding the impact of our platform. Moves like this strengthen our foundation and support sustained long-term value creation.”

The lease assignment will be effective November 14, 2025

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a specialty chemicals platform focused on the development, production, and distribution of tailored, performance-driven chemical solutions. For more information about Ascent, please visit its website at www.ascentco.com.

Company Contact
Ryan Kavalauskas
Chief Financial Officer
1-630-884-9181

Investor Relations
1-630-884-9181
investorrelations@ascentco.com

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